Exhibit 5.1

Hogan Lovells US LLP 609 Main Street, Suite 4200 Houston, TX 77002 T +1 713 632 1400 F +1 713 632 1401 www.hoganlovells.com

September 9, 2022

Board of Directors

Plus Therapeutics

4200 Marathon Blvd., Suite 200

Austin, TX 78756

To the addressee referred to above:

We are acting as counsel to Plus Therapeutics, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (No. 333-249410), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the proposed public offering of up to $5,000,000 of the Company’s common stock, par value $0.001 per share (the “Shares”), to be sold by the Company from time to time and at various prices in an “at the market offering” pursuant to the Equity Distribution Agreement, dated September 9, 2022 (the “Agreement”), between the Company and Canaccord Genuity LLC, as sales agent (the “Agent”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the Delaware General Corporation Law, as amended and as currently in effect. We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinion expressed herein).

For purposes of this opinion letter, we have assumed that the terms of the sale of the Shares to be sold pursuant to the Agreement will have been duly authorized and established by proper action of the Board of Directors of the Company (the “Board”) or a duly authorized committee of the Board (“Board Action”) consistent with the requirements of the Agreement.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company and the Agent of the Agreement, (ii) effectiveness of the Registration Statement, (iii) issuance of the Shares pursuant to the terms of the Agreement and in accordance with the Board Action, and (iv) receipt by the Company of the consideration for the Shares specified in the Board Action, the Shares will be validly issued, fully paid, and nonassessable.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Munich New York Northern Virginia Paris Perth Philadelphia Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington, D.C. Associated Offices: Budapest Jakarta Riyadh Shanghai FTZ Ulaanbaatar. Business Service Centers: Johannesburg Louisville. Legal Services Center: Berlin. For more information see www.hoganlovells.com

Canaccord Genuity LLC	- 2 -	September 9, 2022

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus supplement constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP